Exhibit G

ROLLOVER AND CONTRIBUTION AGREEMENT

This ROLLOVER AND CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of March 1, 2024 by and among (1) Transformative Investments Pte Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and a shareholder of TDCX Inc., an exempted company exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), and (2) Helium, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, on January 2, 2024, Mr. Laurent Bernard Marie Junique (the “Buyer” or the “Founder”) submitted a non-binding letter of proposal to the board of directors of the Company to acquire all of the Ordinary Shares (including the Class A Ordinary Shares represented by the ADSs) that are not already beneficially owned by the Buyer for cash consideration equal to US$6.60 in cash per Ordinary Share and, as of the date hereof, per ADS;

WHEREAS, as of the date hereof, the Parent is the legal and beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of such number of Ordinary Shares as set forth in the columns titled “Rollover Shares” opposite the Parent’s name on Schedule A hereto (the “Rollover Shares”). The Rollover Shares, together with any other Ordinary Shares and securities of the Company as may be acquired (whether beneficially or of record) by the Parent after the date hereof and prior to the earlier of the effective time of the Merger (the “Effective Time”) and the termination of all of its obligations under this Agreement, including, without limitation, any Ordinary Shares or securities of the Company as may be acquired by means of dividend or distribution, or issued upon the exercise of any incentive awards, warrants or the conversion of any convertible securities or otherwise, shall be collectively referred to herein as its “Securities”;

WHEREAS, Parent, Merger Sub and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, in connection with the consummation of the Merger, the Parent agrees to contribute its Rollover Shares to Merger Sub in exchange for newly issued ordinary shares of Merger Sub (the “Merger Sub Shares”), in the amount set forth in the column titled “Merger Sub Shares” opposite the Parent’s name on Schedule A hereto upon the terms and conditions set forth herein; and

WHEREAS, the Parent acknowledges that Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Parent set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.1 Definitions. Certain terms are used in this Agreement as specifically defined herein.

“Action” means any litigation, hearing, suit, claim, action, proceeding or investigation.

“ADS” means American depositary shares of the Company, each representing one Class A Ordinary Share as of the date hereof.

“Affiliate” means, as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting equity, by contract or otherwise, and the terms “controlled” and “controlling” has meanings correlative to the foregoing.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York City, the Cayman Islands, or Singapore are authorized by Law to be closed.

“CICA” means the Companies Act (Revised) of the Cayman Islands.

“Class A Ordinary Shares” means Class A ordinary shares of the Company, par value $0.0001 per share, including Class A Ordinary Shares represented by ADSs.

“Class B Ordinary Shares” means Class B ordinary shares of the Company, par value $0.0001 per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (whether foreign, federal, state, local or supranational) or any self-regulatory or quasi-governmental authority or national or international stock exchange.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, code, rule, regulation, rules of the relevant stock exchange on which the relevant parties’ securities are listed, Order, ordinance or other pronouncement of any Governmental Authority.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict, or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Authority of competent jurisdiction.

“Ordinary Shares” means, collectively, Class A Ordinary Shares and Class B Ordinary Shares.

ARTICLE II

RESTRICTIONS ON TRANSFER; STANDSTILL

Section 2.1 Restrictions on Transfers. Except as provided for in Article III or pursuant to the Merger Agreement, the Parent hereby agrees that, from the date hereof until the Expiration Time (as defined below), the Parent shall not directly or indirectly:

(a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any note, bond, mortgage, indenture, lease, license, contract or agreement, or other instrument or obligation (each, a “Contract”), option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, or with respect to any limitation on voting right of any Securities, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities and which has, or would reasonably be expected to have, the effect of reducing or limiting the Parent’s economic interest and/or voting power in such Securities or affecting the ownership of Securities;

(b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement;

(c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, other than conversion of ADSs into Class A Ordinary Shares;

(d) take any action that would make any representation or warranty of the Parent set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying the Parent from performing any of its obligations under this Agreement or would reasonably be expected to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger, or

(e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) (c) or (d).

Any purported Transfer in violation of this Section 2.1 shall be null and void and the Parent agrees to take any and all actions necessary or desirable (including, but not limited to, voting its Ordinary Shares in procuring that the Company take action, where necessary) in order to ensure that any such purported Transfer in violation of this Section 2.1 does not take effect.

Section 2.2 Non-Solicitation. Except with respect to the Transactions (as defined in the Merger Agreement), during the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, the Parent, solely in its capacity as a shareholder of the Company, shall not, and shall cause its Representatives (in each case, acting in their capacity as such to the Parent (the “Shareholder’s Representatives”)) not to, directly or indirectly: (a) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or knowingly take any other action with the intent to induce the making of any Competing Transaction, (b) enter into, maintain or continue discussions or negotiations with, or provide any non-public information relating to the Company or any of its Subsidiaries to, any person in connection with any Competing Transaction, (c) unless required by applicable Law, grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any person to make a Competing Transaction, or (d) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) or enter into any letter of intent, contract or commitment contemplating or otherwise relating to, or that could reasonably be expected to result in, a Competing Transaction.

ARTICLE III

CONTRIBUTION

Section 3.1 Irrevocable Election. The execution of this Agreement by Parent evidences, subject to Article VI, the irrevocable election and agreement by Parent to the contribution, assignment, transfer and delivery of its Rollover Shares in exchange for the subscription by it or its designated Affiliate(s) for newly issued Merger Sub Shares prior to the completion of transactions contemplated under the Merger Agreement (the “Closing”) on and subject to the terms and conditions set forth herein.

Section 3.2 Contribution of Rollover Shares by Parent to Merger Sub. Subject to the terms and conditions set forth in this Agreement, at the Contribution Closing (as defined below), Parent shall take any and all actions necessary to contribute, assign, transfer and deliver to Merger Sub, all of the right, title and interest of Parent in and to the Rollover Shares, free and clear of all Liens (other than any Liens created or expressly permitted by Merger Sub or arising by reason of the Merger Agreement or this Agreement).

Section 3.3 Issuance of Merger Sub Shares. In consideration for the contribution, assignment, transfer and delivery of Parent’s Rollover Shares to Merger Sub pursuant to Section 3.2 of this Agreement, Merger Sub shall issue Merger Sub Shares in the name of Parent (or, if designated by Parent in writing, in the name of an Affiliate of Parent) in the amount set forth opposite Parent’s name under the column titled “Merger Sub Shares” on Schedule A hereto. The capitalization table of Merger Sub immediately after the Closing is shown on Schedule B attached hereto. Parent hereby acknowledges and agrees that (a) the value of the Merger Sub Shares issued to Parent is equal to (x) the total number of Rollover Shares contributed by Parent multiplied by (y) the per share merger consideration under the Merger Agreement, (b) issuance of such Merger Sub Shares to Parent shall constitute complete satisfaction of all obligations towards or sums due to Parent by Merger Sub with respect to the Rollover Shares and (c) on receipt of such Merger Sub Shares, Parent shall have no right to the merger consideration with respect to the Rollover Shares.

Section 3.4 Contribution Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing), the closing of the contribution of Rollover Shares and issuance of Merger Sub Shares contemplated hereby (the “Contribution Closing”) shall take place shortly (and in no event less than three (3) Business Days) prior to the Closing. Upon the Contribution Closing, Merger Sub shall be the registered holder of Ordinary Shares representing at least 90% of the votes exercisable in general meetings of the Company, and the Merger will be carried out through a statutory short-form merger in accordance with section 233(7) of the CICA.

Section 3.5 Deposit of Rollover Shares. No later than five (5) Business Days prior to the Contribution Closing, Parent and any agent of Parent holding certificates with respect to any Rollover Shares shall deliver or cause to be delivered to Merger Sub, for disposition in accordance with the terms of this Article III, (a) duly executed instruments of transfer of the Rollover Shares to Merger Sub, in form reasonably acceptable to Merger Sub, and (b) certificates, if any, representing the Rollover Shares (the “Rollover Share Documents”). The Rollover Share Documents shall be held by Merger Sub or any agent authorized by Merger Sub until the Contribution Closing. To the extent that any Rollover Shares of Parent are held in street name or otherwise represented by ADSs, Parent shall execute such instruments and take such other actions, in each case, as are reasonably requested by Parent to convert its ADSs into Class A Ordinary Shares prior to the Contribution Closing and pay any applicable fees, charges and expenses of the Company’s depositary and government charges due to or incurred by the Company’s depositary in connection with the conversion of its ADSs into Class A Ordinary Shares. Upon the Contribution Closing, the Merger Sub shall procure that the name of Parent be entered into the register of members of the Merger Sub as the holder of the Merger Sub Shares.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARENT

Section 4.1 Representations and Warranties. Parent represents and warrants to Merger Sub as of the date hereof and as of the Contribution Closing:

(a) (i) Parent has the full legal right, power, capacity and authority to execute and deliver this Agreement, to perform the its obligations hereunder and to consummate the transactions contemplated hereby and (ii) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation;

(b) this Agreement has been duly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and no other actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c) assuming due authorization, execution and delivery by Merger Sub, this Agreement constitutes a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d) (i) Parent (A) is and, immediately prior to the Contribution Closing, will be the legal and beneficial owner of, and has and will have good and valid title to, its Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by Parent) voting power, power of disposition, and power to control dissenter’s rights, in each case with respect to all of its Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands and the terms of this Agreement, (ii) its Securities are not subject to any voting trust agreement or other Contract to which Parent is a party restricting or otherwise relating to the voting or Transfer of such Securities other than this Agreement, (iii) Parent has not Transferred any interest in any of its Securities and (iv) as of the date hereof, other than the Rollover Shares, Parent does not own, beneficially or of record, any shares or other securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities);

(e) except as contemplated hereby, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent is a party relating to the pledge, disposition or voting of any of its Rollover Shares, and its Rollover Shares are not subject to any Contract to which it is a party relating to the voting or Transfer of such Securities other than this Agreement, or any Lien which will be discharged on or prior to the Contribution Closing;

(f) except for the applicable requirements of the Exchange Act and any other United States federal securities Law, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (A) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Parent or its properties or assets, (B) conflict with or violate any provision of the organizational documents of Parent, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of Parent pursuant to any Contract to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets;

(g) there is no Action pending against Parent or, to the knowledge of Parent, any other person or, to the knowledge of Parent, threatened against it or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by Parent of its obligations under this Agreement;

(h) Parent has been afforded the opportunity to ask such questions as it, he or she has deemed necessary of, and to receive answers from, representatives of Merger Sub concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Merger Sub Shares, and Parent acknowledges that it, he or she has been advised to discuss with its own counsel the meaning and legal consequences of Parent’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(i) Parent understands and acknowledges that Merger Sub will be entering into the Merger Agreement in reliance upon Parent’s execution, delivery and performance of this Agreement.

Section 4.2 Covenants. Parent hereby:

(a) agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of Parent contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by Parent of its obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that it may have with respect to its Securities (including, without limitation, any rights under Section 238 of the CICA); and

(c) agrees and covenants that Parent shall bear and pay any tax of any nature that is required by applicable Laws to be paid by Parent arising out of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Section 5.1 Merger Sub represents and warrants to the Parent that as of the date hereof and as of the Contribution Closing:

(a) Merger Sub is duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and the execution, delivery and performance of this Agreement by Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub and no other corporate actions or proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Parent, this Agreement constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(b) except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Merger Sub for the execution, delivery and performance of this Agreement by Merger Sub or the consummation by Merger Sub of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Merger Sub, nor the consummation by Merger Sub of the transactions contemplated hereby, nor compliance by Merger Sub with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Merger Sub, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Merger Sub pursuant to, any Contract to which Merger Sub is a party or by which Merger Sub or any of their property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Merger Sub any of their properties or assets;

(c) Merger Sub was formed solely for the purposes of engaging in the Merger and has not conducted any business prior to the date hereof, and has no, and prior to the Effective Time, will have no assets, liabilities or obligations of any nature other than pursuant to any definitive documentation relating to the debt financing that may be incurred by Merger Sub to complete the Merger and those incident to its formation and capitalization pursuant to the Merger Agreement and the transactions contemplated thereby; and

(d) at the Contribution Closing, the Merger Sub Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions arising under applicable securities Laws or the organizational documents of Merger Sub.

ARTICLE VI

TERMINATION

This Agreement, and the obligations of Parent hereunder, shall terminate and be of no further force or effect immediately upon the earliest to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms, and (c) the written agreement of Parent and Parent (such earliest time, the “Expiration Time”); provided, that this Article VI and Article VII shall survive any termination of this Agreement. Nothing in this Article VI shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Contribution Closing contemplated by Article III has already taken place, then Parent and Merger Sub shall, upon termination of the Merger Agreement, promptly take all such actions as are necessary to restore Parent to the position it was in with respect to ownership of the Rollover Shares prior to the Contribution Closing.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by international overnight courier to the respective parties at the address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

if to Parent or Merger Sub:

750D Chai Chee Rd,

#06-01/06 ESR BizPark @ Chai Chee

Singapore 469004

Attention: Laurent Bernard Marie Junique

Email: :Laurent.Junique@tdcx.com

with a copy to (which alone shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

6 Battery Road

Suite 23-02

Singapore, 049909

Attention: Rajeev Duggal, Esq.

Email: Rajeev.Duggal@skadden.com

Skadden, Arps, Slate, Meagher & Flom LLP

c/o 42/F Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong

Attention: Jonathan Stone, Esq.

Email: Jonathan.Stone@skadden.com

Section 7.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.3 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 7.4 Specific Performance. Each party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that in the event of any breach by a party hereto of any of its respective covenants or agreements set forth in this Agreement, the non-breaching parties shall each be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity. Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

Section 7.5 Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 7.6 Governing Law. This Agreement, and any dispute, controversy, difference, claim or Action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, will be governed by, and construed in accordance with, the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction.

Section 7.7 Dispute Resolution. Any dispute, controversy, difference, claim or Action arising out of or in any way relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Section 7.7. This arbitration agreement shall be governed by Singapore law. The seat of the arbitration shall be in Singapore. The tribunal shall consist of three arbitrators. The language of the arbitration shall be English. The submission to arbitration in this Section 7.7 shall not be construed as an intention by the parties to deprive any court or other governmental body or regulatory agency of its jurisdiction to provide interim relief or remedies. The award shall be final and binding on the parties, and judgment upon any award may be entered and enforced in any court having jurisdiction.’

Section 7.8 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 7.8.

Section 7.9 No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement; provided, that the Company is an express third-party beneficiary of the obligations of Parent pursuant to Section 2.2 and Article III of this Agreement and shall be entitled to specific performance of the terms thereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties thereto, in addition to any other remedy at law or equity.

Section 7.10 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 7.11 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.12 Further Assurances. Parent hereby covenants that, from time to time, it, he or she will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to convey, transfer to and vest in Merger Sub, and to put Merger Sub in possession of, all of the Rollover Shares in accordance with the terms of this Agreement.

Section 7.13 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

Section 7.14 Confidentiality. This Agreement shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the parties hereto; provided, that each party hereto may, without such written consent, disclose the existence and content of this Agreement to its officers, directors, employees, partners, members, investors, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing and to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the transactions contemplated hereby or by the Merger Agreement.

Section 7.15 Interpretation. When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

Transformative Investments Pte Ltd

By:	/s/ Laurent Bernard Marie Junique
Name: Laurent Bernard Marie Junique
Title: Director

MERGER SUB

Helium

By:	/s/ Laurent Bernard Marie Junique
Name: Laurent Bernard Marie Junique
Title: Director

[Signature Page to Rollover and Contribution Agreement]

SCHEDULE A

Name	Rollover Shares	Merger Sub Shares
Transformative Investments Pte Ltd	123,500,000	900

Schedule

SCHEDULE B

Capitalization Table of Parent Immediately After Closing

Shareholders	Number of Ordinary Shares	%
Transformative Investments Pte Ltd	1,000	100.00

Total	1,000	100.00%

Schedule